Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports Third Quarter 2025 Financial Results
•Announced expanded and accelerated Phase 3 Plan for CD388, its non-vaccine influenza preventative therapeutic
•Enrolled and dosed first patients in Phase 3 ANCHOR study; target enrollment on track for completion in the Northern Hemisphere by December 2025; Phase 3 initiation triggered $45.0 million milestone payment to Janssen
•BARDA award to support expanded manufacturing and clinical development of CD388
•FDA granted Breakthrough Therapy designation to CD388
•Conference call and webcast today at 5:00 PM Eastern Time
SAN DIEGO, November 6, 2025 — Cidara Therapeutics, Inc. (Nasdaq: CDTX) (the Company or Cidara), a biotechnology company using its proprietary Cloudbreak® platform to develop drug-Fc conjugate (DFC) therapeutics, today reported financial results for the third quarter ended September 30, 2025, and provided recent business updates.
“With our Phase 3 ANCHOR study now over 50 percent enrolled, we expect to achieve target enrollment of 6,000 participants by December 2025 and thereby advance CD388 as a potential universal preventative for people at increased risk of complications from influenza as well as those seeking alternatives to flu vaccines,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “Based on constructive feedback from the FDA, the ANCHOR study population has been expanded to include generally healthy adults over the age of 65 in addition to individuals with certain comorbidities or compromised immune status. This change more than doubles the target population potentially eligible to receive CD388. Our successful financing this summer has provided us with a strong balance sheet that we expect to be sufficient to fully fund our Phase 3 development program through completion.”
Recent and Expected Corporate Highlights
•Expanded and accelerated Phase 3 plan for CD388 in influenza. Cidara is proceeding with an expanded and accelerated development plan to seek biologics license application (BLA) approval based on a single Phase 3 study, following an End-of-Phase 2 (EOP2) meeting with the United States (U.S.) Food and Drug Administration (FDA). The Phase 3 study is evaluating the safety and efficacy of CD388 in populations at high-risk for complications from influenza (ANCHOR study). Based on FDA feedback, the ANCHOR study population was expanded to include adults over 65 years of age with no specific comorbidities in addition to subjects over 12 years of age with high-risk comorbidities or immune-compromised status. This increases the initial number of patients that would be potentially eligible to receive CD388 from approximately 50 million to well over 100 million people in the U.S.
•Enrolled and dosed the first patients in the Phase 3 ANCHOR study. The ANCHOR study has a target enrollment of 6,000 participants. Cidara dosed the first patients in the U.S. at the end of September 2025 and enrollment is ongoing in 150 sites in the Northern Hemisphere across the U.S. and the United Kingdom (UK). The ANCHOR study will include an interim analysis in the first quarter of 2026 to assess the trial size and powering assumptions and determine the potential need for additional enrollment during the subsequent Southern Hemisphere flu season.

•BARDA award for CD388. The award from Biomedical Advanced Research and Development Authority (BARDA) is valued at up to $339.2 million in total. The base period funding of $58.1 million over the initial 24 months will support the onshoring of CD388 manufacturing to the U.S. as an addition to the initial commercial supply chain. This project is being supported in whole or in part with federal funds from the U.S. Department of Health and Human Services; Administration for Strategic Preparedness and Response; BARDA, under contract number 75A50125C0017.
•Breakthrough Therapy designation of CD388. The Breakthrough Therapy designation is based on positive results from the Phase 2b study (NAVIGATE study) which showed that CD388 was well-tolerated and that all primary and secondary endpoints were met in connection with preventing seasonal influenza in healthy unvaccinated adults aged 18-64. This designation comes in addition to the previously awarded Fast Track designation and is intended to expedite the review of medicines that treat a serious or life-threatening condition and have shown preliminary clinical evidence indicating the potential for substantial improvement over available therapies.
•Highlighted CD388 in presentations at various medical conferences. During September 2025 and October 2025, Cidara gave presentations at various medical conferences including the International Society for Respiratory Viruses 8th Antiviral Group Meeting and 3rd International Meeting on Respiratory Pathogens in Singapore, ID Week 2025 in Atlanta, Georgia, and the European Scientific Working Group on Influenza’s 10th Influenza Conference in Valencia, Spain. These oral presentations included late-breaking Phase 2b clinical data from Cidara’s successful NAVIGATE study that showed CD388 to be well-tolerated with all primary and secondary endpoints met in connection with preventing influenza illness in healthy adults.
Third Quarter 2025 Financial Results
•Cash, cash equivalents, restricted cash and available-for-sale investments totaled $476.5 million as of September 30, 2025, compared with $196.2 million as of December 31, 2024.
•Collaboration revenue was zero for each of the three and nine months ended September 30, 2025, compared to zero and $1.3 million for the same periods in 2024, respectively. Collaboration revenue related to research and development (R&D) and clinical supply services provided to J&J Innovative Medicine, previously Janssen Pharmaceuticals, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson (Janssen), under our license and collaboration agreement with Janssen (the Janssen Collaboration Agreement), which was terminated upon the effectiveness of our license and technology transfer agreement with Janssen (the Janssen License Agreement) on April 24, 2024.
•Acquired in-process research and development (IPR&D) expenses were $45.0 million for each of the three and nine months ended September 30, 2025, compared to zero and $84.9 million for the same periods in 2024, respectively. Acquired IPR&D in 2025 related to a $45.0 million milestone incurred under the Janssen License Agreement, upon dosing the first five subjects in our ANCHOR study, which will be paid to Janssen in the fourth quarter of 2025. Acquired IPR&D in 2024 related to an upfront payment of $85.0 million paid to Janssen under the Janssen License Agreement on April 24, 2024, in connection with the re-acquisition of CD388, plus $0.4 million in direct transaction costs, offset by a gain of $0.5 million to settle the preexisting Janssen Collaboration Agreement relationship.
•R&D expenses were $35.5 million and $84.9 million for the three and nine months ended September 30, 2025, respectively, compared to $12.4 million and $25.0 million for the same periods in 2024, respectively. The increase in R&D expenses for the three months ended September 30, 2025 is primarily due to higher expenses associated with CD388 manufacturing related costs and the preparation and initiation of our ANCHOR study. The increase in R&D expenses for the nine months ended September 30, 2025 is primarily due to higher expenses associated with our NAVIGATE study, CD388 manufacturing related costs, and the preparation and initiation of our ANCHOR study, offset by lower nonclinical expenses associated with our Cloudbreak platform.
•General and administrative (G&A) expenses were $8.1 million and $20.8 million for the three and nine months ended September 30, 2025, respectively, compared to $5.0 million and $13.3 million for the same periods in 2024, respectively. The increase in G&A expenses is primarily due to higher personnel costs, driven by higher stock-based compensation, offset by lower audit fees.
•During the nine months ended September 30, 2025, the Company determined that accrued indirect taxes relating to shipments of our former rezafungin assets totaling $9.4 million were not due and payable upon voluntary disclosure and full compliance in certain jurisdictions and the associated liabilities and operating expenses were reversed as part of continuing operations. No indirect tax reversals were recorded during the three months ended September 30, 2025, or during the three and nine months ended September 30, 2024.
•Other income, net was $5.4 million and $8.9 million for the three and nine months ended September 30, 2025, respectively, compared to $1.9 million and $4.0 million for the same periods in 2024, respectively. Other income, net related primarily to interest income generated from cash held in interest-bearing accounts and available-for-sale investments.
•Income/loss from discontinued operations for each of the three and nine months ended September 30, 2025 was zero, compared to a loss of $0.5 million and income of $0.4 million for the same periods in 2024, respectively. On April 24, 2024, the Company entered into an asset purchase agreement with Napp Pharmaceutical Group Limited (Napp), an affiliate of Mundipharma Medical Company, pursuant to which all rezafungin assets and related contracts were sold to Napp. All conditions of the sale were completed on April 24, 2024, and the financial results of rezafungin have been reported separately as discontinued operations.
•Net loss for the three and nine months ended September 30, 2025 was $83.2 million and $132.4 million, respectively, compared to a net loss of $16.0 million and $117.5 million for the same periods in 2024, respectively.
Third Quarter 2025 Conference Call and Webcast Details
Cidara Therapeutics management will host a conference call and webcast beginning at 5:00 pm ET / 2:00 pm PT today, November 6, 2025. A live webcast may be accessed here. The conference call can be accessed by dialing toll-free 1-844-825-9789 or 1-412-317-5180 (international). The passcode for the conference call is 10203589.
A replay of the webcast will be archived on www.cidara.com for one year under the “Events & Presentations” tab in the Investors section of the company’s website.
About Cidara Therapeutics
Cidara Therapeutics is using its proprietary Cloudbreak® platform to develop novel DFCs comprising targeted small molecules or peptides coupled to a proprietary human antibody fragment. Cidara’s lead DFC candidate, CD388, is a long-acting antiviral designed to achieve universal prevention of seasonal and pandemic influenza with a single dose by directly inhibiting viral proliferation. In June 2023, CD388 was granted Fast Track designation and in October 2025, CD388 was granted Breakthrough Therapy designation, by the FDA. Cidara announced positive top-line results from its NAVIGATE study in June 2025 and initiated its ANCHOR study in September 2025. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “intends,” “believes,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to the potential benefits of and future plans for CD388, the target enrollment and expected timing of the Phase 3 ANCHOR study of CD388 and the interim analysis, the initial number of patients in the U.S. and UK potentially eligible to receive CD388, the potential to obtain approval based on a single Phase 3 study and for a broader patient population including otherwise healthy adults, the potential benefits and accelerated review resulting from Breakthrough Therapy designation, the potential amounts available and uses of funds under the BARDA award, including the onshoring of CD388 manufacturing to the U.S., the timing of the milestone payment to Janssen, and the strength of Cidara’s balance sheet and ability to fully fund the planned Phase 3 development program through completion. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s clinical studies and other risks related to clinical development, delays in or unanticipated action by regulatory authorities, other obstacles associated with the enrollment of participants or other aspects of CD388 or other DFC development, risks related to government contracts, having to use cash in ways other than as expected and other risks and uncertainties associated with Cidara’s business in general. These and other risks are identified under the caption “Risk Factors” in Cidara’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 and other filings subsequently made with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.
INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Michael Fitzhugh
LifeSci Communications
(628) 234-3889
mfitzhugh@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenues:
Collaboration revenue	$—	$—	$—	$1,275
Total revenues	—	—	—	1,275
Operating expenses:
Acquired in-process research and development	45,000	—	45,000	84,883
Research and development	35,529	12,429	84,946	25,005
General and administrative	8,099	4,965	20,780	13,307
Reversal due to settlement of indirect tax liabilities	—	—	(9,445)	—
Total operating expenses	88,628	17,394	141,281	123,195
Loss from operations	(88,628)	(17,394)	(141,281)	(121,920)
Other income (expense), net:
Other expense, net	—	—	(110)	—
Interest income, net	5,395	1,859	8,960	3,998
Total other income, net	5,395	1,859	8,850	3,998
Net loss from continuing operations	(83,233)	(15,535)	(132,431)	(117,922)
(Loss) income from discontinued operations (including loss on disposal of discontinued operations of zero and $1,799 during the three and nine months ended September 30, 2024, respectively), net of income taxes	—	(450)	—	402
Net loss	$(83,233)	$(15,985)	$(132,431)	$(117,520)

Basic and diluted net loss per common share from continuing operations	$(3.10)	$(2.38)	$(7.00)	$(22.61)
Basic and diluted net (loss) earnings per common share from discontinued operations	—	(0.07)	—	0.08
Basic and diluted net loss per common share	$(3.10)	$(2.45)	$(7.00)	$(22.53)

Shares used to compute basic and diluted net earnings (loss) per common share	26,882,366	6,530,111	18,915,690	5,215,365

Net loss	$(83,233)	$(15,985)	$(132,431)	$(117,520)
Unrealized loss on available-for-sale investments	(107)	—	(107)	—
Comprehensive loss	$(83,340)	$(15,985)	$(132,538)	$(117,520)

Condensed Consolidated Balance Sheet Data

	September 30, 2025	December 31, 2024
(In thousands)	(unaudited)
Cash, cash equivalents, restricted cash and available-for-sale investments	$476,517	$196,177
Total assets	518,650	214,796
Total liabilities	96,263	51,488
Total stockholders’ equity	422,387	163,308